EXHIBIT 10.56
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is voluntarily entered into on April 4, 2005, by Charles Scott Greer (“Executive”) and Flowserve Corporation (“Company”).
Background
     WHEREAS, the Executive currently serves as the Company’s Chief Executive Officer and President pursuant to an Employment Agreement by and between the Executive and the Company dated, June 15, 1999 that expires on June 30, 2005 (“Employment Agreement”).
     WHEREAS, the Executive holds (i) options to purchase shares of Company common stock, including options that will become vested on July 14, 2005, if the Executive is employed by the Company on that date, (ii) shares of Company common stock subject to vesting, including shares that will become vested on July 14 and July 17, 2005, if Executive is employed by the Company on those dates, and (iii) benefits under other compensation plans, all as set forth in Exhibit A attached hereto; and
     WHEREAS, the Company and the Executive have decided to terminate their employment relationship, as provided herein, and desire to have an effective transition of leadership prior to the expiration of the Employment Agreement, and therefore wish to enter into this Agreement regarding the Executive’s separation from the Company.
Agreement
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set out herein, the sufficiency of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:
     1. The Executive shall continue as the Company’s President and Chief Executive Officer until April 4, 2005. By signing this Agreement, the Executive resigns as a director (including his capacity as Chairman of the Board of Directors), Chief Executive Officer, and President of the Company, effective as of midnight at the end of April 4, 2005. The Executive hereby acknowledges that neither his ceasing to serve in such capacities nor any other matter contemplated by this Agreement constitutes “Good Reason” for the termination of his employment within the meaning of the Employment Agreement.
     2. For the period from April 5, 2005, through June 30, 2005 (“Separation Period”), the Executive shall continue as an employee of the Company performing such duties as reasonably requested by the Company’s Board of Directors. The Company shall timely pay to Executive all compensation payable to him under his Employment Agreement and under existing compensation programs through June 30, 2005 in accordance with the provisions of the Employment Agreement and such compensation programs.
     3. The Executive agrees that he will fully cooperate in responding to claims against the Company or its officers or investigations relating to periods in which the Executive was an employee or officer of the Company and that he will fully cooperate in any litigation in which the Company or its subsidiaries or affiliates is or may become involved by providing truthful and accurate information. Such cooperation shall include the Executive making himself reasonably available, upon the request of the Company, for depositions, court appearances and interviews by Company’s counsel. To the maximum extent permitted by law, the Executive agrees that he will notify the Company, in care of the Chairman of the Compensation Committee of the Board of Directors of the Company, if he is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries or affiliates or by any agent or attorney of such person.
     4. Except as required by law, the Executive shall not divulge and the Company shall use its best effort to cause its officers, employees and agents (and the officers, employees and agents of its subsidiaries and affiliates) not to divulge, to any other entity or person (except in the case of the Executive, to his spouse, in case of the Company, to its shareholders, and in the case of the Company and the Executive to its, or his, legal and financial advisors) any information concerning this Agreement or the terms thereof or the discussions relating thereto. The Executive shall not make unfavorable comments about the Company, its business, its directors, or management; provided, however, this obligation is not intended to impede the Executive’s cooperation with appropriate governmental and regulatory authorities nor to limit Executive’s testimony in connection with any legal proceedings, or as otherwise required by law.
     5. In consideration of the Executive’s performance of his obligations pursuant to this Agreement, and provided that the Executive, on or after June 30, 2005, executes a Release substantially in the form set out as Exhibit B attached hereto (the “Release”) and does not revoke his consent to such Release on or before the seventh (7th) day following its execution, the Company agrees as follows:
     (a) On or as soon as practicable (but in any event within two (2) business days after) the eighth (8th) day after the date Executive has signed the Release (provided that the Executive has not earlier revoked the Release), the Company shall pay to Executive $810,000 as a transition allowance.
     (b) The Company shall cause all options and restricted stock held by the Executive and subject to vesting after June 30, 2005 and on or before July 17, 2005 to become vested on June 30, 2005. The Executive’s stock options that are vested and outstanding on June 30, 2005 (including those that first become vested on June 30, 2005 pursuant to the immediately preceding sentence), shall be exercisable by him at any time on or before the later of (i) December 31, 2006, or, (ii) if the Company is unable to sell stock to the Executive because of securities laws or other restrictions on that date, ninety days after the date when the stock can be issued by the Company in compliance with such laws and restrictions (but in any event not beyond the expiration date of the option).
     (c) The Company shall provide (at a location other than the Company’s offices) for the Executive’s use a furnished office, along with telephone and computer service, and secretarial support for the period beginning April 5, 2005, and ending June 30, 2006, provided that the Executive shall not be entitled to such office space and support after his full-time employment by another employer.
     (d) In addition to (and not in lieu of) the reimbursement of fees to which the Executive is entitled under the Employment Agreement and existing Company compensation programs, the Company shall reimburse the Executive for reasonable expenses incurred in connection with and/or within the one-year period following his termination of employment for financial and tax-planning and legal services (up to a maximum of $25,000.00 over and above those amounts payable under the Employment Agreement or the Company’s existing compensation programs).
     (e) The Company shall assist the Executive in the transfer of club memberships used by the Executive, as mutually agreed to by the parties.
     6. Executive acknowledges and agrees that, absent this Agreement, Executive would not be entitled to any of the payments or benefits set forth in Section 5. Except as provided in Section 5 or Exhibit A, the Executive shall not be entitled to any further payment or benefit in connection with the termination of his employment.
     7. Following the termination of his employment, the Executive shall promptly return to the Company any and all property belonging to the Company (such as computer equipment, keys, credit cards, books, manuals, and documents) including, without limitation, any documents or materials containing “Confidential Information” (as defined below) relating to the Company or any of its subsidiaries or affiliates. Executive further agrees that he shall not retain any copies or reproductions in whatever form of the foregoing. For purposes of this Agreement, the term “Confidential Information” means any information, which is not publicly available (other than by breach of this provision by Executive), including, without limitation, any information that would be treated as confidential Company information under applicable state or federal law, customer or client lists or records, customer or client identities, the terms of agreements (including, but not limited to, fees charged) with any customer or client, economic and financial data and analyses, business notes, strategic, marketing or other business plans, or research or reports. Executive agrees to hold such Confidential Information in strictest confidence at all times. Executive further agrees not to use or to disclose such Confidential Information for any reason at any time without the prior written consent of the Company. Nothing in this Agreement shall in any way limit Executive’s ability to provide truthful and complete information as may be required by any court or requested by any governmental agency.
     8. During his employment by the Company and for a period of one year after his termination of employment:
     (a) Executive shall not, directly or indirectly, without the prior written consent of the Company, provide services to, have any management responsibilities for, or have any ownership interest in (other than owning less than .1% of the shares in a publicly traded company) the pumps, valves, mechanical seals or related flow equipment businesses of any of the following entities: Sulzer Corporation, The Weir Group plc, Emerson Electric Co., Tyco International, Ltd., ITT Industries, Inc. and John Crane Inc.;
     (b) Executive shall not seek to acquire ownership or control of, or participate as any member of a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) seeking to acquire ownership or control of, any portion of the business, operations, or assets of the Company without the prior written consent of the Board of Directors of the Company; and
     (c) Executive shall not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire, any person who was known to be employed by or a known consultant to the Company or any of its subsidiaries or affiliates within one year prior to the termination of his employment with the Company.
The Noncompetition Agreement between Executive and the Company effective as of July 1, 1999 and any other agreements restricting Executive’s competition are hereby terminated and are superseded by this Agreement.
     9. The Executive acknowledges that the Company has advised him to seek legal counsel regarding this Agreement and that he has had adequate time to review this Agreement with legal counsel. The Executive represents that he has read this Agreement, fully understands each and every provision, and signs it voluntarily.
     10. The Executive represents and warrants that in the making, negotiation, and execution of this Agreement, he is not relying upon any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations, even though made for the purpose of inducing him to enter into this Agreement.
     11. The Company represents and warrants that in the making, negotiation, and execution of this Agreement, it is not relying upon any representation, statement, or assertion of fact or opinion made by the Executive or any agent, attorney, employee, or representative of the Executive, and it hereby waives any right to rely upon prior agreements and/or oral representations made by the Executive or any agent, attorney, employee, or representative of the Executive, even though made for the purpose of inducing it to enter into this Agreement.
     12. The Executive represents and warrants that, to the knowledge of the Executive, there is no reasonable basis for any third party to assert any claim against the Company Releasees (within the meaning of the Release) acting in their Company capacities under any federal, state or local law, including a breach of any applicable duty under common law. The Executive further represents and warrants that, to the knowledge of the Executive, there are no claims, actions, suits, investigations or proceedings threatened against the Company Releasees (within the meaning of the Release) acting in their Company capacities under any federal, state or local law, including a breach of any applicable duty under common law. The Executive further represents and warrants that there is no reasonable basis for the Company or its subsidiaries or affiliates to assert any claim against the Executive for violation of any federal, state, or local law, or breach of any applicable duty under common law.
     13. Any dispute, controversy or claim arising between the parties, including but not limited to claims arising out of or relating to this Agreement, shall be submitted to binding arbitration to the American Arbitration Association (“AAA”) in Dallas, Texas, in accordance with the rules of the AAA then in effect. The arbitration shall be conducted before a panel of three (3) arbitrators selected in accordance with the rules and procedures of the AAA. Notwithstanding this provision, the Company shall have the right to seek temporary, preliminary and/or permanent injunctive relief and damages from the AAA (in accordance with any expedited injunctive relief procedures that may be available) in the event Executive breaches any of sections 7 or 8 of this Agreement.

     14. All payments made by the Company to the Executive pursuant to Section 5 shall be subject to withholding of all amounts required or authorized to be withheld by law, including without limitation tax withholdings.
     15. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous negotiations and agreements, except as provided herein, whether written or oral. This Agreement may be changed only by an instrument in writing signed by the party against whom the change, waiver, modification, extension, or discharge is sought.
     16. This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest. It is understood and agreed that no breach of this Agreement shall be cause to set it aside or to revive any of the claims being released herein or pursuant to the Release.
     17. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     19. In the event of any dispute about this Agreement, the laws of the State of Texas shall govern the validity, performance, enforcement, and all other aspects of this Agreement, subject to the provisions of Section 13.
     IN WITNESS WHEREOF, the Executive has executed and the Company has caused this Agreement to be executed as of the date first set out above.

FLOWSERVE CORPORATION

/s/ C. Scott Greer	By:	/s/ George T. Haymaker, Jr.

Charles Scott Greer		George T. Haymaker, Jr., Chairman of
Compensation Committee

EXHIBIT A
CERTAIN BENEFITS
The Company acknowledges that Executive is vested in and upon the termination of his employment with the Company hereunder he will be entitled to benefits under the following benefit plans of the Company in accordance with the terms of those plans:
•	Flowserve Corporation Pension Plan

•	Flowserve Corporation Senior Manager Retirement Plan

•	Flowserve Corporation Supplemental Executive Retirement Plan

•	Flowserve Corporation Retirement Savings Plan
The Company also acknowledges that the Executive currently is credited with 66,666 shares of Company common stock held under the Company’s “rabbi trust” and that those shares will be distributable to the Executive upon the termination of his employment with the Company hereunder.
The Company also acknowledges that the Executive currently holds the following vested options to purchase the Company’s common stock:

				Number of
	Expiration			Shares	Per Share
Grant Date	Date	Plan	Grant Type	Covered	Option Price
July 1, 1999	July 1, 2009	1997	Incentive	4,618	$18.5625
July 1, 1999	July 1, 2009	1997	Nonqualified	195,382	$18.5625
July 1, 1999	July 1, 2009	99SOP	Nonqualified	488,456	$18.5625
July 1, 1999	July 1, 2009	99SOP	Nonqualified	2	$18.5625
July 1, 1999	July 1, 2009	99SOP	Incentive	11,542	$18.5625
July 17, 2002	July 17, 2012	99SOP	Nonqualified	36,667	$24.84
July 17, 2003	July 17, 2013	1997	Nonqualified	18,334	$19.15
The Company also acknowledges that the Executive currently holds the following options to purchase the Company’s common stock that are not now vested but will become vested in accordance with Section 5(b) hereof:

				Number of
	Expiration			Shares	Per Share
Grant Date	Date	Plan	Grant Type	Covered	Option Price
July 17, 2002	July 17, 2012	99SOP	Nonqualified	14,308	$24.84
July 17, 2002	July 17, 2012	99SOP	Incentive	4,025	$24.84
July 17, 2003	July 17, 2013	1997	Nonqualified	18,333	$19.15
July 15, 2004	July 15, 2014	1997	Nonqualified	18,000	$22.90
The Company also acknowledges that the Executive currently holds 10,667 restricted shares of the Company’s common stock that were granted on July 15, 2004 and that will become vested in accordance with Section 5(b) hereof.

EXHIBIT B
RELEASE
     In exchange for, and as a condition precedent to, the payments and benefits set forth in the Separation Agreement and Release by and between Charles Scott Greer (the “Executive”) and Flowserve Corporation (the “Company”) dated April 4, 2005 (the “Separation Agreement”):
     (a) The Executive does for himself and his heirs, executors, administrators, successors and assigns voluntarily, knowingly and willingly release the Company and its direct and indirect subsidiaries and affiliates, together with their respective present and former partners, officers, directors, insurers, shareholders, managers, attorneys, accountants, employees and agents, and each of their respective predecessors, heirs, executors, administrators, successors and assigns, and any employee benefit plan maintained by the Company (other than a retirement plan under which Executive is entitled to future benefits) and any agent or fiduciary of any such plan (collectively, the “Company Releasees”) from any and all obligations, charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against them Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this Agreement. This release includes, but is not limited to, any and all rights or claims pursuant to the Employment Agreement by and between Executive and the Company dated, June 15, 1999 (the “Employment Agreement”) except as expressly set forth herein, relating in any way to Executive’s employment with the Company or the termination thereof, or any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Texas Commission on Human Rights Act (each as amended) or any other foreign, federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any of the Company Releasees and Executive.
     (b) Executive represents that he has not commenced or joined in any claim, charge, action or proceeding against any of the Company Releasees, arising out of or relating to any of the matters set forth in this Release. Executive shall not be entitled to any recovery, in any action or proceeding that may be commenced on Executive’s behalf in any way arising out of or relating to the matters released under this Release.
     (c) Nothing in this Release shall affect or impair (i) Executive’s vested benefits identified in Exhibit A to the Separation Agreement; (ii) Executive’s right to enforce the terms of the Separation Agreement; (iii) any right Executive may have to indemnification pursuant to the Indemnification Agreement dated June 15, 1999, between him and the Company or Section 11 of the Employment Agreement and any other rights to indemnification under the Company’s articles of incorporation, bylaws, board resolutions, or under any directors’ and officers’ insurance policies. The Company agrees that if the Company increases, or otherwise enhances, its indemnification of its officers or directors or its insurance of such persons, at any time and from time to time, such enhancements and increases shall also be for the benefit of and provided to Executive. The Company agrees to provide director and officer insurance coverage to Executive to the maximum extent provided to any other officer or director of the Company.

     (d) Executive acknowledges that he has twenty-one (21) days to consider this Release, although he may elect to sign it sooner. Once Executive has signed this Release, he has seven (7) days from the date he signs it to revoke his consent to the Release by delivering (by hand or overnight courier) written notice of revocation to the Company. In the event Executive does not revoke his consent, this Release shall become effective on the eighth (8th) day after the date Executive has signed it. In the event that Executive revokes his consent, this Release shall not become effective and the Company shall be under no obligation to make the payments or to provide the benefits set forth in paragraph 5 of the Separation Agreement.
     (e) The Executive acknowledges that the Company has advised him to seek legal counsel regarding this Release and that he has had adequate time to review this Release with legal counsel. The Executive represents that he has read this Release, fully understands each and every provision, and signs it voluntarily. The Executive further acknowledges that in consideration of agreeing to accept the payments and benefits specified in Section 5 of the Separation Agreement, he is giving up possible administrative and/or legal claims.

Date:	/s/ C. Scott Greer

Charles Scott Greer